     As filed with the Securities and Exchange Commission on April 12, 2000

                                                      Registration No. _________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 --------------

                          OPTICARE HEALTH SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                     DELAWARE                        76-0453392
           (State or other jurisdiction           (I.R.S. Employer
                 of Incorporation)              Identification No.)

                               87 GRANDVIEW AVENUE
                          WATERBURY, CONNECTICUT 06708
              (Address of Principal Executive Offices and Zip Code)

                                 --------------

                          OPTICARE HEALTH SYSTEMS, INC.
                            PERFORMANCE STOCK PROGRAM

                          OPTICARE HEALTH SYSTEMS, INC.
                        1999 EMPLOYEE STOCK PURCHASE PLAN

                          OPTICARE HEALTH SYSTEMS, INC.
                           2000 PROFESSIONAL EMPLOYEE
                               STOCK PURCHASE PLAN
                              (Full Title of Plan)

                                 --------------

                                STEVEN L. DITMAN
                          EXECUTIVE VICE PRESIDENT AND
                             CHIEF FINANCIAL OFFICER
                          OPTICARE HEALTH SYSTEMS, INC.
                               87 GRANDVIEW AVENUE
                               WATERBURY, CT 06708
                                 (203) 596-2236
 (Name, address and telephone number, including area code, of agent for service)

                                 With a copy to:

                               KANE KESSLER, P.C.
                           1350 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 541-6222
                         ATTN: ROBERT L. LAWRENCE, ESQ.

                                CALCULATION OF REGISTRATION FEE
===============================================================================================
                                                                    PROPOSED
                                                    PROPOSED         MAXIMUM
                                                     MAXIMUM        AGGREGATE     AMOUNT OF
    TITLE OF SECURITIES        AMOUNT TO BE      OFFERING PRICE     OFFERING    REGISTRATION
      TO BE REGISTERED       REGISTERED(1)(3)     PER SHARE(2)      PRICE(2)         FEE
-----------------------------------------------------------------------------------------------
Common Stock, par value
$.001 per share              3,450,000 shares        $4.277        $14,757,929    $3,896.10
===============================================================================================

--------------------
         (1) The Performance Stock Program (the "Program") authorizes the issuance of a maximum of 3,000,000 shares of common stock, par value of $.001 per share (the "Common Stock"), of OptiCare Health Systems, Inc. (the "Company"), which are reserved for issuance pursuant to the grant of stock based awards under the Program. The 1999 Employee Stock Purchase Plan (the "Employee Plan") and the 2000 Professional Employee Stock Purchase Plan (the "2000 Plan") collectively authorize the issuance of a maximum of 450,000 shares of Common Stock which are reserved for issuance pursuant to the grant of stock based awards under such plans.

         (2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h), the proposed maximum offering price per share is based upon (i) the average exercise price relating to approximately 1,316,778 outstanding options granted under the plans for which the underlying shares of Common Stock have not previously been registered, which is $5.74, and (ii) with respect to 2,133,222 shares available for grant under the plans, a price of $3 3/8 (the average of the high and low price of the Registrant's Common Stock as reported on the American Stock Exchange on April 11, 2000).

         (3) In addition, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 also covers an indeterminate number of shares as may be required to be issued to cover possible adjustments under each of the Employee Plan, the 2000 Plan and the Program, including, without limitation, adjustments in the event of stock dividends, stock splits, recapitalization, restructures, mergers, consolidations, combinations or exchanges of shares, separations, spin-offs, reorganizations, liquidations or other similar transactions effected without the receipt of consideration and which results in an increase in the number of outstanding shares of Common Stock.

EXPLANATORY NOTE

         This Registration Statement has been prepared in accordance with the requirements of Form S-8 and Form S-3 pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Form S-8 portion of this Registration Statement will be used for offers of shares of Common Stock (the "Common Stock") of OptiCare Health Systems, Inc., a Delaware corporation (the "Company" or the "Registrant"), pursuant to each of the Program, the Employee Plan and the 2000 Plan. In accordance with the Note to Part I of Form S-8, the information specified by Part I for Form S-8 has been omitted from this Registration Statement. Shares of the Company's Common Stock covered by this Registration Statement also may be sold pursuant to Rule 144 under the Securities Act rather than pursuant to this Registration Statement. The Prospectus filed as a part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and will be used for reofferings or resales of shares of the Common Stock of the Company which are deemed to be restricted securities or control securities, which have been acquired or will be acquired by control persons, pursuant to the Program, the Employee Plan or the 2000 Plan.

                               REOFFER PROSPECTUS
                          OPTICARE HEALTH SYSTEMS, INC.
                     UP TO 3,450,000 SHARES OF COMMON STOCK
                          (PAR VALUE $0.001 PER SHARE)

         This Prospectus may be used by certain persons (the "Selling Stockholders") who may be deemed to be affiliates of OptiCare Health Systems, Inc., a Delaware corporation (the "Company" or the "Registrant") and other persons, to sell a maximum of 3,450,000 shares (the "Shares") of the Company's Common Stock (the "Common Stock"), $0.001 par value per share, which have been or will be purchased or acquired by the Selling Stockholders pursuant to the Performance Stock Program (the "Program"), the 1999 Employee Stock Purchase Plan (the "Employee Plan") and the 2000 Professional Employee Stock Purchase Plan (the "2000 Plan" and collectively with the Program and the Employee Plan, the "Plans").

         All or a portion of the Shares offered hereby may be offered for sale, from time to time, on the American Stock Exchange, or otherwise, at prices and terms then obtainable. All brokers' commissions or discounts will be paid by the Selling Stockholders. However, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. See "Plan of Distribution." We will not receive any of the proceeds of this offering, although we will receive cash upon the sale of stock to the Selling Stockholders under the Plans. See "Use of Proceeds." All expenses incurred in connection with the preparation and filing of this Prospectus and the related Registration Statement are being borne by us. See "Expenses."

         SEE "RISK FACTORS" ON PAGE 22 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS.

         Our common stock is listed on the American Stock Exchange. On April 11, 2000, the closing price of our common stock was $3 3/8 per share.

                             ---------------------

                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                 The date of this Prospectus is April 12, 2000.

         No person is authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the specific registered securities to which it relates or an offer or solicitation with respect to those securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                              ---------------------

                              AVAILABLE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-8 (together with all amendments, exhibits, schedules and supplements thereto) under the Securities Act with respect to us and the common stock being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by such reference. We are subject to the information requirements of the Securities Exchange Act and as a consequence file reports and other information with the Commission. Copies of the registration statement may be examined without charge at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Securities and Exchange Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, Washington, D.C. 20549, upon payment of certain prescribed fees. The Securities and Exchange Commission maintains a World Wide Web site that contains other information regarding registrants (including us) that file electronically. The address of such World Wide Web site is http://www.sec.gov. We intend to distribute annual reports containing audited financial statements. In addition our public filings are also available for inspection at the office of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. The telephone number of the Securities and Exchange Commission is (800) SEC-0330.

         We will provide, without charge, to each person who receives a prospectus, upon the written or oral request of such person, a copy of any of the aforementioned documents, and all exhibits and amendments thereto, including the financial statements and schedules, as filed with the Commission. Requests for such copies should be directed to our Corporate Secretary at c/o OptiCare Health Systems, Inc., 87 Grandview Avenue, Waterbury, Connecticut 06708, or via telephone (203) 596-2236.

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents have been filed by us with the Securities and Exchange Commission (the "Commission") are incorporated herein as of their respective dates in this Registration Statement by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

         2. The Company's Current Report on Form 8-K (Date of Event - February 10, 2000).

         3. The Company's Current Report on Form 8-K (Date of Event - March 2, 2000).

         4. The Company's description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on or about August 6, 1999 pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All of such documents are on file with the Commission. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this registration statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         We hereby undertake to provide without charge to each person, including any beneficial owner of the common stock, to whom this Prospectus is delivered, on written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or oral requests for such copies should be directed to our corporate secretary, c/o OptiCare Health Systems, Inc., 87 Grandview Avenue, Waterbury, CT 06708, (203) 596-2236.

                                   THE COMPANY

ITEM 1.  BUSINESS

GENERAL

         OptiCare Health Systems, Inc. is an integrated eye care services company focused on providing laser correction, managed care and professional eye care services. We currently own, operate and develop laser and ambulatory surgery centers and provide systems, including Internet-based software solutions, to eye care professionals. We also provide managed eye care services to health plans and operate integrated eye health centers, retail optical stores and a buying group program.

         In the fourth quarter of 1999, our board of directors approved a new corporate strategy to focus on the growth of laser correction in the eye care industry. As part of our new growth strategy, we reorganized our operations from two divisions into the following three divisions: Laser Correction and Professional Services, Managed Care Services, and Other Integrated Services.

RECENT DEVELOPMENTS

Agreement to Acquire Vision Twenty-One

         On February 10, 2000, we entered into a merger agreement with Vision Twenty-One, Inc. The transaction provides for 6,000,000 shares, which number is subject to adjustment as described in the merger agreement, of our common stock to be issued to shareholders of Vision Twenty-One and the assumption of approximately $60 million of Vision Twenty One's outstanding debt. The merger will combine the laser correction and managed eye care businesses of the two companies. The merger agreement also calls for Vision Twenty-One to continue to divest certain of its other operating businesses prior to closing. Following the closing of the merger, we expect to have over 10,000,000 managed eye care lives and a national provider panel of approximately 11,000 practicing ophthalmologists and optometrists, providing us with a unique platform to accelerate the growth of our laser correction and ambulatory surgery segments.

         The transaction is subject to certain closing conditions, including regulatory approvals, the approval of Vision Twenty-One's and our shareholders, and the restructuring of certain debt obligations of us and Vision Twenty-One, as well as a financing to provide not less than $30 million of equity or mezzanine capital.

Sale of Registered Shares

         During January 2000, we sold in the aggregate 3,571,429 registered shares of common stock at a price of $3.50 per share. We received proceeds from the offering of approximately $12.5 million, including the cancellation of a $2 million note previously issued by us. See "Certain Relationships and Related Transactions - Arrangements with Marlin Capital, LLP." The proceeds have and will be used to pay down indebtedness, to expand our laser correction and professional services division, and for general corporate purposes.

THE EYE CARE INDUSTRY

Overview

         The eye care market includes both eye care services and optical products. In the eye care services market, eye health professionals, including ophthalmologists and optometrists, provide diagnostic eye examinations and treatment interventions to address complex eye and vision conditions. The most common conditions addressed by eye care professionals are nearsightedness, farsightedness and astigmatism. These eye and vision conditions have historically been treated with pharmaceuticals, prescription glasses, contact lenses or some combination of these treatments. With the introduction of LASIK in 1996, eye care professionals are beginning to use laser correction as an additional treatment alternative for these three conditions. The optical products portion of the eye care market consists of the manufacture, distribution and sale of optical goods, including corrective lenses, eyeglasses, frames, contact lenses and other related optical products.

         In the U.S., eye care services have traditionally been delivered by ophthalmologists and optometrists. Ophthalmologists are specifically trained physicians who have completed four years of medical school, obtained a medical degree and have received specialty training in ophthalmology. In addition to diagnostic examinations, ophthalmologists are licensed to perform ophthalmic surgery. Optometrists complete four years of optometry school and are generally licensed to perform routine eye exams and prescribe corrective optical goods. Optometrists do not perform surgery, but often provide pre-and post-operative care. There are approximately 32,000 practicing optometrists and 22,000 practicing ophthalmologists in the U.S.

         According to the Vision Council of America, 163 million people, or approximately 60% of the U.S. population, utilized eye care services in 1998, and 60% of those eye care consumers purchased eye wear products. Spending in 1998 for both services and products is estimated to be over $55 billion, increasing at approximately 6% per year.

Laser Correction

         Recently, new surgical technologies and procedures have been introduced for surgical correction of common vision conditions. Within the eye care industry, one sector that is experiencing rapid growth is laser correction. Although earlier applications for laser based surgical treatment of eye disorders, such as photorefractive keratotomy, or PRK, were introduced in the late 1980's, widespread interest in laser correction did not occur until the introduction and approval of LASIK. Introduced in 1996 in the U.S., LASIK has led to a dramatic increase in the popularity of laser correction surgery.

         The three most common conditions which are candidates for laser correction are:

         o nearsightedness, which is caused by a steepening of the cornea, resulting in the blurring of distant objects;

         o farsightedness, which is caused by a flattening of the cornea, resulting in the blurring of close objects; and

         o astigmatism, in which images are not focused on any point due to the varying curvature of the eye along different axes, which results in a distorted view of images.

         In the LASIK procedure, an ophthalmologist uses an automated microsurgical instrument to peel back a thin layer of corneal tissue, which remains hinged to the eye. A number of laser pulses are then applied to the cornea to remove tissue and thereby correct the patient's vision by reshaping the patient's cornea. After the surgeon replaces the layer of corneal tissue, no bandages are required and most patients experience no discomfort. A LASIK procedure typically takes 10 to 15 minutes from set-up to completion and is performed in an outpatient setting. At this time, only ophthalmologists are licensed to perform LASIK, although optometrists are often involved in providing pre-and post-operative care.

         Because of the effectiveness and convenience of LASIK, laser correction has grown from approximately 430,000 procedures to be performed in 1998 to industry estimates of 980,000 procedures to be performed in 1999. Despite this rapid growth, the number of laser correction patients in 1998 represented less than 0.3% of the 163 million people with refractive vision conditions in the U.S. Further, unlike most other eye-related surgical procedures, laser correction is an elective procedure for which patients pay and are generally not reimbursed by third party payors.

         Laser correction has been practiced in the United States only since 1996, and so there is only minimal information available for medical and scientific study of its long-term effects. Long-term follow-up data may reveal additional complications that may have a material adverse effect on acceptance of laser correction. Concern over the safety of laser correction procedures could adversely affect market acceptance of laser correction or result in adverse regulatory action, including product recalls. Any of these factors could have a material adverse effect on the Company's business, financial condition and results of operations.

         Concerns about the safety and effectiveness of laser correction include predictability and stability of results. Potential complications and side effects include:

         o    post-operative discomfort;

         o an increase in the light-scattering properties of the cornea during healing (corneal hazing);

         o glare/halos (undesirable visual sensations produced by bright lights);

         o    decreases in contrast sensitivity;

         o temporary increases in pressure within the eye in reaction to medication;

         o    modest fluctuations in focusing capabilities during healing;

         o modest decreases in best corrected vision (i.e., with corrective lenses);

         o    unintended over-or under-corrections;

         o    decline in corrective effect;

         o    disorders in corneal healing, corneal scars and corneal ulcers;
              and

         o    induced astigmatism.

Managed care

         According to InterStudy, a health care research firm, total 1998 U.S. enrollment in health maintenance organizations, the most common type of managed care plan, was 76.6 million. This represents a 14% increase in membership versus 1997. Almost all managed care plans cover medical/surgical treatment of eye disorders and many also provide vision care benefits, including routine eye exams or optical products. According to the 1999 U.S. Optical Industry Handbook, 66% of consumers seeking eye care services received either full or partial reimbursement from a third-party insurance or managed care plan.

         We believe that enrollment in managed care plans and, therefore, the population with coverage of eye care services will continue to grow. We believe this trend will be supported by managed care plans offering enhanced vision and eye care benefits in order to more aggressively compete for potential membership. We also believe that the management of eye care services and products is specialized and best provided by companies that focus on these services. Given its success in both acquiring new customers and retaining existing customers, we believe this market segment has significant growth potential.

Other eye care products and services

         Although vision correction techniques and technologies are growing dramatically, the demand for basic optical goods, including corrective lenses, eyeglass frames and other optical products, and eye health surgery, remains significant. Of the $55 billion eye care market, consumers spend approximately $16.3 billion on retail optical products. Approximately 83%, or $13.5 billion, is spent on lenses and frames, while approximately 12%, or $2 billion, is spent on contact lenses.

         We also expect the demand for eye surgery other than vision to show steady growth. Common eye disorders include glaucoma, macular degeneration, diabetic retinopathy and cataracts. We believe that the aging of the population, including the "baby boom" generation, will increase the demand for medical and surgical treatment of these disorders. Glaucoma affects approximately 3 million people in the U.S. and is projected by industry sources to double by 2030. Cataract surgery, the most widely performed eye care surgical procedure in the U.S., is typically performed on an outpatient basis using local anesthesia, and the procedure time is typically less than 30 minutes. In 1997, over 2.3 million cataract procedures were performed in the U.S. Since the preponderance of these other eye disorders affect patients over the age of 65, the Medicare program is the primary payor for treatment of these disorders, including surgery.

DESCRIPTION OF BUSINESS DIVISIONS

         As a result of our expectations for the growth of laser correction, we have reorganized our operations from two business divisions to three:

         o Laser Correction and Professional Services. We develop laser correction centers and provide marketing, systems, software and other services to eye care professionals.

         o Managed Care Services. We contract with managed care plans to manage the eye health portion of managed care plans.

         o Other Integrated Services. We own and operate fully integrated eye health centers, retail optical stores and a buying group program.

Laser Correction and Professional Services Division

         Laser Correction. We have two business models for providing laser correction and ambulatory surgery services. The first model involves ownership and operation of laser vision correction and ambulatory surgical centers. In the second model, we operate the OptiCare Laser AdvantageTM program, in which we develop laser correction centers for independent ophthalmologists, and participate on a fee-per-procedure basis in the growth of that center.

         We own and operate four surgery centers in Connecticut, one of which is a laser correction center. In our ambulatory surgery centers, ophthalmic surgeons perform a range of eye care surgical procedures, including cataract surgery, and surgical treatment of glaucoma, macular degeneration and diabetic retinopathy. One of the ambulatory surgery centers is being converted from an eye-care-only center to a multi-specialty facility, permitting ophthalmic surgery and other types of non-eye care surgery to be performed there. In these centers, we bill patients (or their insurers, HMO's, Medicare, Medicaid or other responsible third-party payors) for use of the surgery center facility, and the surgeons bill the patients separately for their services. For laser correction, patients are billed directly and generally we are not reimbursed by third party payers. Our ambulatory facility in Waterbury, Connecticut is approved for the payment of facility fees by most health plans and our other surgery facilities are Medicare approved. We have contracted with OptiCare P.C. to provide surgical and other services to patients at the ambulatory surgical centers. OptiCare P.C., is wholly owned by Dean J. Yimoyines, M.D., Chairman of the Board, President and Chief Executive Officer and a beneficial holder of 3.1% of the Company's common stock.

         In the OptiCare Laser Advantage(TM) program, we use our marketplace position to identify, screen and negotiate agreements with prospective ophthalmology practices which already perform laser correction surgery at separate surgery centers, but have no ownership position in the center. Working with these physicians and the laser manufacturer, we will participate in developing, equipping, training and implementing a new laser correction center to be owned by the practice. We will also provide a laser vision correction marketing program and ongoing marketing support for the center. We intend to enter into agreements which provide that we be paid by each practice on a multi-year, fixed-price-per procedure basis, with guaranteed minimum procedure volume. As the laser correction volume of the center grows, we receive increasing revenues. To support the program, we have executed a strategic partnership agreement with Summit Technology, an excimer laser manufacturer and anticipate agreements with other laser manufacturers. We opened our first center under this business model in Rocky Mount, N.C.

         Professional Services. Beyond establishing laser vision correction centers, we sell a broad range of other management services and eye care systems to eye care professionals, principally ophthalmologists and optometrists.

         As a result of our acquisition on October 1, 1999, of Cohen Systems, Inc., we provide eye care systems and software, in which we sell Internet based and point-of-sale systems solutions for optometry practices, retail optical locations and manufacturing laboratories. These products support eye health practice management, point-of-sale, and inventory control applications. As of March 15, 2000, we had approximately 150 retail customers and 100 lens manufacturing customers for various eye care systems and software services throughout the United States and Canada. In addition to these products, we have developed and sell Internet based order entry software systems that captures and links all eye health patient data, including providing such data to a remote manufacturing location for immediate processing of patient optical goods orders.

         Our Health Service Organization ("HSO") operations provide marketing, managed care and other administrative services to individual ophthalmology and optometry practices. As of March 15, 2000, we had HSO agreements in place with 31 ophthalmology and optometry practices, having in the aggregate 56 facilities, pursuant to which we offer core and supplemental services. These agreements generally run for a fifteen-year term. Under these agreements we receive a percentage of the revenues earned by these practices (generally 3% of revenues). In addition to these services, the practices may obtain various supplemental services at agreed upon rates, which are purchased on a menu basis. In the HSO arrangements, we offer core services including access to its buying group program and marketing assistance.

         Our HSO customers are also allowed access to supplemental services including certain laser correction programs, systems administration and human resources services.

         We believe that there will be increasing demand for management and information systems solutions for independent practitioners who are not interested in a traditional physician practice management model. Management believes that these independent practitioners, which make up approximately 95% of practicing ophthalmologists, still require assistance in a range of administrative, marketing and information systems and software services. We believe these doctors have the potential to benefit from the Company's services in this area.

Managed Care Services Division

         We have significant expertise in providing managed care services for insurance companies, HMO's and other third-party payors and have leveraged our leadership position in key markets to build a strong provider base of eye care professionals. We believe that we are well positioned to compete for all types of eye care contracts because of our managed care expertise, sophisticated information systems and operating history.

         As of March 15, 2000, we administered eye care benefits for over 5 million lives, delivered through networks of eye care professionals nationwide. Approximately 2.7 million of these lives are in medical/surgical benefit plans, which we believe, makes us one of the largest specialized managers of eye care medical/surgical benefits in the country.

         Under each managed care contract, we credential eye care professionals who provide the eye care services specified under the contract to the third-party payor's members. We also perform other services, including quality assurance and utilization review, and are compensated on either a capitated or fee-for-service basis. Most contracts have a term of three years and contain an automatic renewal provision for additional one-year periods and grant either party the right to terminate the contract upon 90-180 days notice.

         Upon obtaining a managed care contract, we develop a network of eye care professionals to provide the eye care services required under the contract. Generally, we attempt to contract first with eye care professionals with whom we have a business relationship. Additionally, we seek to enter into contracts with independent eye care professionals. We undertake a thorough credential review process on each prospective eye care professional, which includes obtaining a copy of the state license and Drug Enforcement Agency number, verifying hospital privileges, liability insurance and board certification, and reviewing work history for each provider. Eye care professionals who are on one of our panels are recredentialed every two years. All credentialed eye care professionals must meet the guidelines of the National Committee for Quality Assurance a leading quality assurance authority.

         We believe that our managed care services provide significant value to third-party payors by delivering high quality, cost-effective managed eye care to plan members and comprehensive administrative services to the third-party payor. Some of the services provided include:

          Plan Member Relations. Service representative staff are available to answer questions on members' benefits, the status of claims and to resolve complaints about the service rendered.

          Simplified Pre-Authorization Process. Network eye care professionals, with the assistance of our staff, obtain any required authorizations for the plan members prior to performing an eye care procedure. We believe that this approach simplifies the process for the plan member and thereby increases the plan members' overall satisfaction with their eye care benefits. We utilize proprietary systems to effectively administer eye health claims submitted, including Internet-based electronic authorization and claim protocols, to lower cost, reduce cycle time and improve the effectiveness of the administrative process.

          Quality Assurance Program. We solicit patient comments through monthly patient satisfaction surveys sent to a sample of members of its managed care customers. In addition, we track unsolicited comments that typically are in the nature of telephone complaints. If a plan member is dissatisfied with the service received, a service representative staff can quickly resolve routine complaints relating to matters such as eyeglasses, contact lenses and the quality of the eye examination. We believe that our issue-resolution structure is unique to the industry and increases plan members' satisfaction with their eye care benefits. In addition, we perform prospective-outcome studies and other quality assessment studies on the care rendered by our network of providers.

          Utilization Review Services. We periodically monitor every eye care professional in our network to verify that the eye care professionals are properly coding the medical services and treatment provided. Using proprietary clinical criteria for eye care procedures that are based on the American Academy of Ophthalmology's own guidelines, we work with eye care professionals regarding the appropriate eye care treatment of members.

          Credentialing. We provide credentialing services according to national standards set forth by the National Committee of Quality Assurance by which health plans are measured for compliance with quality assurance initiatives. The credentialing process includes collection of data from applications prepared by physicians, verification of licenses, insurance and education, and review of the physician's file in the National Practitioner Data Bank.

          Periodic Cost Reports. Periodic analytical reports on costs are prepared for each of the company's health plans and the application of the funds of the health plans for the benefit of the participants. We utilize our systems technology to regularly and carefully monitor the economic and qualitative performance of the networks, individual providers and health plan customers.

         Licensing requirements. Our managed care division provides services to customers in 8 states. Texas requires the company to be licensed, and our subsidiary, AECC Total Vision of Texas, is licensed as a single-purpose HMO in Texas. Prior to January 1, 2000, the managed care division also had a single service license in North Carolina, but because of regulatory changes, this license is no longer required to conduct the Company's business and has been relinquished. We expect to seek a utilization review license in Georgia in the next 12 months for our Georgia managed care operations. We hold licenses as a third-party administrator in Florida and a utilization review agent in Rhode Island, but have not commenced business in either state at the present time.

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Other Integrated Services Division

         The Other Integrated Services division provides eye care services and products to consumers and also provides wholesale distribution of eye health products. We provide these diversified eye care services to customers at our integrated eye health centers and retail optical stores.

          Integrated eye health centers. Our integrated eye health centers provide comprehensive eye care services to consumers, including medical and surgical treatment by ophthalmologists of eye diseases and disorders, and vision measuring and non-surgical correction services for patients by optometrists. We operate 17 centers in Connecticut and provide all management, billing, systems and related services for the operation of these centers.

         Retail optical stores. Our retail optical stores, both owned and franchised, provide vision correction services through optometrists, and/or sell eyeglasses and other optical products. The optical locations are either free-standing or co-located with fully integrated eye health centers. The retail optical stores provide all the customary optical goods and provide all the billing, collection, and information systems to support the company's optical operations. We own 46 retail optical locations as well as 7 optical dispensaries in Connecticut and North Carolina. In Connecticut, we also have a complete manufacturing facility in which lenses are manufactured, surfaced and ground to specifications and supplied to all of our Connecticut locations.

         For both the integrated eye health centers and retail optical stores, we contract with professional corporations -- OptiCare, P.C., and Optometric Eye Care Center, P.A. -- which employ ophthalmologists and optometrists to provide surgical, medical and other professional services to consumers. We provide management services to OptiCare P.C. under a renewable 5-year professional services and support agreement, and to Optometric Eye Care Center, P.A. under a renewable 15-year professional administrative services and support agreement.

         In addition to our owned and operated locations, we have entered into license agreements regarding our franchise of 32 retail optical locations in North Carolina and South Carolina. Pursuant to these license agreements, we permit these establishments to utilize our proprietary trademarks and trade names, including "Optometric Eye Care Center," and offer specific marketing programs and group purchasing services. These agreements are generally for five year terms, however, we generally grant the licensee the right to terminate the agreement upon 90 days notice. The licensees pays us a fee based on a percentage of their gross revenue and have the option of requesting additional services from us on a separate fee basis.

         Optical Supplies. We purchase most of our eyeglasses, contact lenses and other optical goods and devices through our Buying Group.

         Buying Group Program. We operate one of the largest U.S. wholesale optical goods distribution or "buying group" programs, which supplies both our integrated eye health centers and retail optical operations, as well as independent ophthalmology and optometric practices with optical and ophthalmic goods and medical supplies, i.e., eyeglass frames and lenses, contact lenses, clinical equipment and other supplies. Over 4,000 eye care professionals nationwide participate in our

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Buying Group. This purchasing program leverages the purchasing strength of the large number of participating optometrists and buys from a national panel of approximately 175 vendors. We enter into a non-exclusive account relationship with the buying ophthalmologists and optometrists who place "bill to-ship to" orders directly with our contracted vendors. The vendors are required to furnish a discount to the purchasers, ship the product directly to the practice and bill us at the predetermined price. We, in turn, bill the participating practices and bear the credit risk. Earnings are achieved from the buying group program based upon the spread between the merchandise cost and the prices paid for the merchandise by the group members.

TRADEMARKS

         We own the following U.S. trademark registrations: OPTICARE(R), EYECARE FOR A LIFETIME(R), CONNECTICUT VISION CORRECTION(R), and THE DIFFERENCE IS CLEAR(R). Other trademarks for which applications for U.S. registration are pending are: RBNI(TM), KEEPING YOU AHEAD OF THE CURVE(TM)and curve design, DOCTOR'S EXPRESS(TM), DOCTORSXPRESS.COM(TM)and OPTICARE LASER ADVANTAGE(TM). We also own the following domain names: opticare.com; opticare.net; opticarenas.net; doctorsxpress.com; and opticareonline.com. We consider these trademarks and domain names important to our business. However, our business is not dependent on any individual trademark or trade name.

COMPETITION

         The market for eye care services is highly competitive in each segment of our business. In the Laser Correction and Professional Services Division, we compete with:

         o    Refractive laser surgery companies;

         o    Stand-alone laser surgery operators;

         o    Hospitals; and

         o    Physician practice management companies, among others.

         While some of the competition in this segment is local and regional, we do have national competitors. For laser correction, these include Lasersight, TLC The Laser Center, Inc., Laser Vision Centers, Inc., ClearVision Laser Centers, Ltd., LCA-Vision Inc. and Novamed. Laser correction companies primarily compete on the basis of quality of service, reputation, price and convenience. With respect to professional services, we generally compete with a range of services specific operators providing services to eye health professionals, such as marketing companies, systems and software vendors. We have identified few, if any, integrated providers of eye health services other than physician practice management companies, which, under a substantially different business model, require substantial capital investment by the practice management company and equity participation by ophthalmologists and optometrists.

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         Our Managed Care Services Division competes with several regional and national eye health companies which provide services to managed care plans. These include Vision Twenty-One and Vision Service Plan of America. We also compete for managed care contracts with HMO's, PPO's and private insurers, many of which have larger provider networks and greater financial and other resources. Managed care organizations compete on the basis of administrative strength, size, quality and geographic coverage of their provider networks, marketing abilities, informational systems, the strategy of their managed care contracts, operating efficiencies and price.

         For our Other Integrated Services Division, the most direct form of competition is with independent ophthalmologists and optometrists, as well as regional operators of retail optical locations. On a national basis, companies that compete in this sector include retail optical operators, such as LensCrafters, Cole National, Sight Resources, Eye Care Centers of America, and Sterling Vision. Retail optical operators compete on price, service, product availability and location. Buying group organizations compete on the basis of price, size and purchasing power of their member buying group, the strength of their credit, and the strength of their supplier agreements and relationships.

         Several competitors in each of our divisions have greater capital or may charge less for certain services. However, we believe the integrated nature of our business model provides significant competitive advantages in the marketplace.

FORMATION AND HISTORY

         Our present form is the result of two mergers completed on August 13, 1999 (more fully described below) between (i) a subsidiary of the company and OptiCare Eye Health Centers, Inc., a Connecticut corporation ("OptiCare Eye Health Centers"), and (ii) another subsidiary of the company and PrimeVision Health, Inc., a Delaware corporation ("PrimeVision Health"). As a result of the mergers, OptiCare Eye Health Centers and PrimeVision Health are wholly owned subsidiaries of the company. At the time of the mergers, PrimeVision Health and OptiCare Eye Health Centers were each an integrated vision services company, with PrimeVision Health headquartered in North Carolina, and OptiCare Eye Health Centers headquartered in Connecticut.

         The company was incorporated in Delaware in 1994 under the name "Saratoga Resources, Inc." ("Saratoga"). At the time the company was formed, it succeeded by merger to the assets of an oil exploration and production business.

         Saratoga, while engaged in the oil business prior to 1999, experienced several years of losses and in 1998 determined to spin off its oil assets and seek a merger partner or other transaction to take advantage of Saratoga's status as a publicly held company. On April 12, 1999, Saratoga entered into a merger agreement with PrimeVision Health and OptiCare Eye Health Centers. Pursuant to the merger agreement, Saratoga spun off or otherwise disposed of its assets other than a modest amount of cash and two "shell" subsidiaries, and PrimeVision Health and OptiCare Eye Health Centers merged with the shell subsidiaries. The merger agreement closed on August 13, 1999, and, pursuant to the merger agreement, Saratoga changed its name to "OptiCare Health Systems, Inc.," which is now the name of our company.

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

         At the closing of the merger agreement, the board of directors and management of Saratoga resigned and, in accordance with the terms of the merger agreement, were replaced by persons selected by PrimeVision Health and OptiCare Eye Health Centers. Likewise, the capital structure of the company was altered by amendments to the certificate of incorporation and by the filing of a certificate of designation establishing a class of preferred stock designated as the Series A Convertible Preferred Stock.

GOVERNMENT REGULATION

         The federal and state governments extensively regulate the health care industry. Our business is subject to numerous federal and state laws and regulations, including the following:

         Excimer Laser Regulation. Medical devices, including the excimer lasers used in our eye surgery and laser centers, are subject to regulation by the U.S. Food and Drug Administration, referred to as the FDA. Medical devices may not be marketed for commercial sale in the United States until the FDA grants pre-market approval for the device.

         The FDA has not specifically approved the use of LASIK or the use of excimer lasers to treat both eyes on the same day, commonly referred to as bilateral treatment. The FDA considers these uses to be a practice of medicine decision. Ophthalmologists, including our affiliated ophthalmologists, often perform LASIK and bilateral treatment in an exercise of professional judgment in connection with the practice of medicine.

         Failure to comply with applicable FDA requirements could subject the company, our affiliated providers or laser manufacturers to enforcement action, product seizures, recalls, withdrawal of approvals and civil and criminal penalties. Further, failure to comply with regulatory requirements, or any adverse regulatory action, including a reversal of the FDA's current position that the "off-label," or non-FDA-approved, use of excimer lasers by physicians outside the FDA approved guidelines is a practice of medicine decision, which the FDA is not authorized to regulate, could result in a limitation on or prohibition of the company's use of excimer lasers.

          Regulation of Laser Vision Marketing. The marketing and promotion of laser correction and other vision correction surgery procedures in the United States are subject to regulation by the FDA and the Federal Trade Commission, referred to as the FTC. The FDA and FTC have released a joint communique on the requirements for marketing these procedures in compliance with the laws administered by both agencies. The FTC staff also issued more detailed staff guidance on the marketing and promotion of these procedures and has been monitoring marketing activities in this area through a non-public inquiry to identify areas that may require further FTC attention. The FDA has traditionally taken the position that the promotion and advertising of lasers by manufacturers and physicians should be limited to the uses approved by the FDA. Although the FDA does not prevent surgeons from using excimer lasers off-label, the FDA reserves the right to regulate advertising and promotion of off-label uses.

         Insurance Licensure. Most states impose strict licensure requirements on health insurance companies, HMO's, and other companies that engage in the business of insurance or pre-paid health care. In most states, these laws do not apply to discounted fee-for-service arrangements or networks that are paid on a capitated basis, i.e. based on the number of covered persons the network is required to serve without regard to the actual rendering of eye care service to patients, provided that the association with which the network provider has contracted is a licensed health insurer or HMO. There are exceptions to these rules in some states. For example, certain states require a license for a capitated arrangement with any party unless the risk-bearing association is a professional corporation that employs the eye care providers. If we are required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits us to continue to operate while the licensure process is progressing, we could suffer losses of revenue that would result in material adverse changes in its business while the licensing process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements we may not immediately be able to meet. Once licensed, we would be subject to continuing oversight by and reporting to the licensing authority.

         Regulation of our HMO Subsidiary. We hold one single service HMO license in Texas. Prior to January 1, 2000, we also held a single service HMO license in North Carolina. However, because of regulatory changes, this license is no longer required to conduct the company's business and has been relinquished. Texas requires the filing of quarterly and annual reports as well as periodic on-site audits.

         The Florida, North Carolina and Texas, managed care businesses are highly regulated. Such regulation can include, but is not limited to, caps on permissible premiums charged to customers; mandated benefits; and rules governing relationships with, and payments to, network providers. Each of these states also require pre-approval from their respective Departments of Insurance prior to allowing a significant change of ownership control to take place.

         In Texas, a single service HMO must maintain a reserve of $500,000, net of accrued unpaid liabilities. However, if such a reserve is currently unavailable, the HMO must achieve and maintain a current reserve of $200,000; this reserve must increase to $275,000 by December 31, 1999; $350,000 by December 31, 2000; $425,000 by December 31, 2001; and $500,000 by December 31,
2002.

         Texas Administrative Oversight Order. Our wholly owned Texas HMO, AECC Total Vision Health Plan of Texas, Inc., is required by the terms of an administrative oversight order dated August 18, 1999, from the Texas Insurance Department to maintain a minimum net worth of $1,400,000. The Texas HMO is also prohibited from paying dividends or making any other payments to us without the prior written approval of the Texas Insurance Department. The Texas HMO subsidiary is therefore restricted in its ability to apply its earnings (if any) to the payment of dividends on our common stock, the reduction of bank debt or any other corporate purpose, other than operation of the Texas HMO. We do not consider this requirement burdensome under present circumstances, but we are nevertheless restricted in the use of its capital. We have a cost allocation agreement with our Texas HMO subsidiary, approved by the Texas Insurance Department, which permits this subsidiary to reimburse us, the parent company, for shared administrative costs. The cost allocation agreement may be amended only with approval of the Texas Insurance Department.

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

         Third Party Administration Licensing. Some states require licensing for companies providing administrative services in connection with managed care business. We hold third-party administrator's licenses in Florida and Rhode Island. We intend to seek licenses in the states where they are available for eye care networks. However, we may not be able to meet the licensing requirements in all states, and this may have an adverse effect on our business and operating results or inhibit its growth.

         Physician Incentive Plans. Medicare regulations impose certain disclosure requirements on managed care networks that compensate providers in a manner that is related to the volume of services provided to Medicare patients (other than services personally provided by the provider). If incentive payments exceed 25% of the provider's potential payments, the network is also required to show that the providers have certain "stop loss" financial protections and to conduct certain Medicare enrollee surveys.

         "Any Willing Provider" Laws. Some states have adopted, and others are considering, legislation that requires managed care networks to include any qualified and licensed provider who is willing to abide by the terms of the network's contracts. These laws may also prohibit termination of providers without cause. These laws limit our ability to develop effective managed care networks in such states.

         Corporate Practice of Optometry and Ophthalmology. The laws of many states prohibit corporations that are not owned entirely by eye care professionals from:

         o    employing eye care professionals;

         o receiving for their own account reimbursements from third party payors for health care services rendered by licensed professionals;

         o    controlling clinical decision-making; or

         o engaging in other activities that constitute the practice of optometry or ophthalmology.

         To comply with these requirements, we:

         o contract with professional associations (which are owned by one or more licensed optometrists or ophthalmologists), which in turn employ or contract with licensed optometrists or ophthalmologists to provide professional services to patients;

         o    perform only non-professional services;

         o do not represent to the public or customers that it provides professional eye care services; and

         o do not exercise influence or control over the practices of the eye care practitioners employed by the professional associations.

         Our agreements with eye care providers specifically provide that all decisions required by law to be made by licensed ophthalmologists or optometrists shall be made only by such licensed persons, and that we shall not engage in any services or activities which would constitute the practice of ophthalmology or optometry. If health care regulations and their interpretations change in the future, we may have to revise the terms of such agreements to comply with regulatory changes. See "Certain Relationships and Related Transactions -- OptiCare P.C. and -- Optometric Eye Care Centers, Inc."

         State Fee-Splitting and Anti-kickback Law. Most states have laws prohibiting the paying or receiving of any remuneration, direct or indirect, that is intended to induce referrals for health care products or services. Many states also prohibit "fee-splitting" by health care professionals with any party except other health care professionals in the same professional corporation or practice association. In most cases, these laws apply to the paying of a fee to another person for referring a patient or otherwise generating business, and do not prohibit payment of reasonable compensation for facilities and services other than the generation of business, even if the payment is based on a percentage of the revenues of the professional practice. However, in some states, "fee-splitting" has been interpreted to include payments by health professionals of a portion of fees in return for certain services.

         The North Carolina Medical Board stated in an Official Position Statement, which was adopted in 1993 and amended in 1996, that sharing profits between a non-physician and physician partner on a percentage basis is fee splitting and is grounds for disciplinary action. In the past year, this issue has been raised in several lawsuits in the state. In each of these cases, the court was asked to find that the profit sharing arrangement between a physician or physician group and management company is unethical and void as against public policy. To date, no court in North Carolina has ruled on this issue. There is a risk that a court could find that our arrangements with physicians are unethical and void as against public policy or that the Medical Board could determine that the Company's arrangements with physicians in the state constitute unethical fee-splitting and that these physicians are subject to disciplinary action. This risk could also extend to arrangements with optometrists since the North Carolina Optometry Board has informally indicated that it takes a similar view on fee-splitting.

         North Carolina law also prohibits health care providers from paying any type of financial compensation to any person, firm or corporation for recommending or securing the provider's employment by a patient, or as a reward for having made a recommendation resulting in the provider's employment by a patient.

         Federal Fee-Splitting and Anti-kickback Law. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of patients covered by federally funded health care programs such as Medicare and Medicaid, or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any product or service that is covered by a federal program.

         On April 15, 1998 the Office of Inspector General of the U.S. Department of Health and Human Services (the "OIG") issued Advisory Opinion 98-4, which raised questions about whether a percentage of revenue management fee arrangement could be viewed as violating the federal anti-kickback law if the manager is involved in helping generate revenues derived from Medicare and Medicaid programs. Under the arrangement reviewed by the OIG, the manager's duties included management and marketing services, negotiation and oversight of health care contracts with various payors, including Federal healthcare programs, and setting up provider networks that included physicians. Payments to the management company included a "fair market value payment" for operating services provided by the manager, a payment based on a percentage of the cost of capital assets, and an additional 20% of net revenues of the practice for management services. The OIG noted that since the manager was paid a percentage of net revenue, including revenue from business derived from managed care contracts arranged by the manager, that a potential technical violation of the anti-kickback statute existed. The OIG further noted that since the manager would presumably receive some compensation for management efforts in connection with the development and operation of specialist networks, any evaluation by the OIG would require information about the relevant financial relationships. The OIG summarized that while the management arrangement "may" violate the anti-kickback statute, a definitive conclusion would require a determination of the parties' intent, which is beyond the scope of the advisory opinion process.

         Our services agreements are different from the arrangements reviewed by the OIG in its advisory opinion. Therefore, we believe that the opinion is inapplicable to our relationships with our eye care professionals. As a result, there are no present plans to change the terms of these relationships, but we will continue to monitor any clarifications or determinations in this area. If the forms of our services agreements are ever determined to be in violation of the federal anti-kickback statute, it is likely that there would be a material adverse impact on our business, financial condition and results of operation.

         Advertising Restrictions. Many states, including Connecticut and North Carolina, prohibit licensed eye care professionals from using advertising which includes any name other than their own, or from advertising in any manner that is likely to lead a person to believe that a non-licensed professional is engaged in the delivery of eye care services. Certain of our forms of services agreements provide that all advertising shall conform to these requirements, but there can be no assurance that the interpretation of the applicable laws or our advertising will not inhibit us or result in legal violations that could have a material adverse effect on us.

         The laws described above have civil and criminal penalties and have been subject to limited judicial and regulatory interpretation. They are enforced by regulatory agencies that are vested with broad discretion in interpreting their meaning. Our agreements and activities have not been examined by federal or state authorities under these laws and regulations. There can be no assurance that review of our business arrangements will not result in determinations that adversely affect our operations or that certain material agreements between us and eye care providers or third-party payors will not be held invalid and unenforceable. In addition, these laws and their interpretation vary from state to state. The regulatory framework of certain jurisdictions may limit our expansion into, or ability to continue operations within, such jurisdictions if we are unable to modify its operational structure to conform with such regulatory framework. Any limitation on our ability to continue operating in the manner in which it has operated in the past could have an adverse effect on our business, financial condition and results of operations.

CREDIT FACILITY

         On August 13, 1999, we and certain of our subsidiaries entered into a loan and security agreement and certain other agreements relating to the loan agreement with a group of lenders represented by Bank Austria Creditanstalt Corporate Finance, Inc. The outstanding balance under this credit facility as of March 15, 2000, is approximately $29.6 million.

         Under the terms of the credit facility, the lenders have made available a maximum aggregate principal amount at any time outstanding of $34.2 million, which includes a term loan facility in the aggregate principal amount of $21.5 million, and a revolving credit facility in the maximum aggregate principal amount at any time outstanding of $12.7 million, including, a letter-of-credit sub-facility of up to $1.5 million. We use our credit facility to supplement working capital.

         We may borrow and repay under the revolving credit facility until June 1, 2004, subject to the terms and conditions of the credit facility. The term loan facility is repayable in fifteen quarterly principal installments, with the first fourteen installments repayable in accordance with the amortization schedule set forth in the credit facility, and the final payment of all principal amounts outstanding, being due and payable on June 1, 2004. The credit facility also requires us to make certain mandatory prepayments, including upon the offering of common stock, and allows us to make optional prepayments. The credit facility terminates, and all amounts outstanding under the credit facility are due and payable, on June 1, 2004.

         The interest rate under the credit facility equals the base rate or the eurodollar rate (each, as defined in the credit facility), as we may from time to time elect. The base rate is generally the higher of (a) the prime rate of Bank Austria for domestic commercial loans in effect on such applicable day, or
(b) the federal funds rate in effect on such applicable day plus one-half percentage point. The eurodollar rate generally equals the quotient of the offered rate quoted by Bank Austria in the interbank eurodollar market for U.S. dollar deposits of an aggregate amount comparable to the principal amount of the eurodollar loan to which the quoted rate is to be applicable.

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

         Our subsidiaries have guaranteed the payments and our other obligations under the credit facility, and we and certain of our subsidiaries have granted a security interest in substantially all assets, in favor of our lenders. We have pledged the capital stock of certain of our subsidiaries to the lenders.

         The credit facility contains certain restrictions on the conduct of our business, including restrictions on incurring debt, declaring or paying any cash dividends or any other payment or distribution on our capital stock, and creating liens on our assets. We are required to maintain certain financial covenants, including, a minimum fixed charge coverage ratio, a leverage ratio, a senior leverage ratio, and an interest coverage ratio. We are also restricted from incurring capital expenditures in excess of a specified amount and are required to achieve minimum cash flows.

         The occurrence of certain events or conditions described in the credit facility constitute an "event of default," including:

         o    failure to make payment of principal or interest when due;

         o failure to observe or perform certain affirmative covenants and other covenants; or

         o the occurrence of a vacancy in the offices of the chief executive or chief financial officer which is not filled by a person reasonably acceptable to the lenders.

         For further information regarding our credit facility, see "Management's Discussions and Analyses of Financial Conditions and Results of Operations - Liquidity."

EMPLOYEES

         We and our affiliates have approximately 925 employees, including 110 executive or managerial personnel, 207 licensed ophthalmologists, optometrists, and opticians and 148 ophthalmologist assistants. These amounts include an aggregate of 259 part-time personnel, i.e., working fewer than 30 hours per week. We believe that our relations with our employees are good. We are not a party to any collective bargaining agreement.

                                  RISK FACTORS

         Prospective purchasers of the Common Stock should consider carefully the following risk factors relating to the offering and the business of the Company, together with the information and financial data set forth elsewhere in this Prospectus, prior to making an investment decision.

         You should carefully consider each of the risks and uncertainties described below, and all the other information contained in this prospectus before deciding to invest in shares of our common stock. The trading price of our common stock could decline if any of the following risks and uncertainties develop into actual events, and you may lose part or all of the money you paid to buy our common stock.

COMPANY RISKS

IF WE FAIL TO EXECUTE OUR GROWTH STRATEGY, WE MAY NOT BECOME PROFITABLE OR SUSTAIN OUR PROFITABILITY.

         Our growth strategy depends in part on our ability to expand and successfully implement our laser vision correction business, including implementation of the OptiCare Laser Advantage(Trademark) program. Our growth strategy also requires successful sales results and operational execution in our managed care business. Our growth strategy has resulted in, and will continue to result in, new and increased responsibilities for management and additional demands on management, operating and financial systems and resources. Our ability to continue to expand will also depend upon our ability to hire and train new staff and managerial personnel, and adapt our structure to comply with present or future legal requirements affecting our arrangements with ophthalmologists and optometrists. If we are unable to implement these and other requirements, our business, financial condition, results of operations and ability to achieve and sustain profitability could be materially adversely affected.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL, OUR GROWTH COULD BE LIMITED.

         If we do not generate sufficient cash from our operations we may need to obtain additional capital in order to successfully implement our growth strategy. Additional capital may not be available to us and if it is, it may not be on terms that are favorable to us or sufficient for our needs.

WE HAVE A HISTORY OF LOSSES AND MAY INCUR FURTHER LOSSES IN THE FUTURE.

         Although we had income from continuing operations of $351,000 for the year ended December 31, 1999 and net income from operations of $139,000 for the fourth quarter of 1999, on a pro forma basis giving effect to the mergers of PrimeVision Health and OptiCare Eye Health Centers and related transactions, we had losses from continuing operations for the year ended December 31, 1999 of approximately $1.4 million. On the same pro forma basis, we had losses from continuing operations of approximately $3.9 million for the year ended December 31, 1999. We cannot assure that we will not incur further losses.

IF WE DEFAULT ON OUR DEBT, OUR CREDITORS COULD FORECLOSE ON OUR ASSETS.

         Our outstanding indebtedness under our credit facility as of March 15, 2000 was approximately $29.6 million. Substantially all of our assets are pledged to secure this indebtedness. In addition, we have approximately $4.1 million of unsecured subordinated debt. If we default on the financial covenants in our credit facility, our lender could foreclose on its security interest in our assets, which would have a material adverse effect on our business, financial condition and results of operations.

WE MAY HAVE DIFFICULTY INTEGRATING THE OPERATIONS AND REALIZING BENEFITS FROM THE MERGERS OF PRIMEVISION HEALTH AND OPTICARE EYE HEALTH CENTERS.

         We may not be able to successfully integrate the operations of PrimeVision Health and OptiCare Eye Health Centers without encountering difficulties or experiencing the loss of key employees, potential customers or suppliers. If we do not successfully complete the integration of the two companies, or if the effort requires greater time or resources than we have anticipated, we may not realize the expected benefits from the mergers, and this could have a material adverse effect on our business, financial condition, and results of operations.

WE MAY NOT COMPETE EFFECTIVELY WITH OTHER EYE CARE SERVICES COMPANIES THAT HAVE MORE RESOURCES AND EXPERIENCE THAN US.

         Some of our competitors have substantially greater financial, technical, managerial, marketing and other resources and experience than us and, as a result, may compete more effectively than us. We compete with other businesses, including other eye care services companies, hospitals, individual ophthalmology and optometry practices, other ambulatory surgery and laser vision correction centers, managed care companies, eye care clinics and providers of retail optical products. Companies in other health care industry segments, including managers of hospital-based medical specialties or large group medical practices, may become competitors in providing surgery and laser centers as well as competitive eye care-related services. Our failure to compete effectively with these and other competitors, could have a material adverse effect on our business, financial condition and results of operations.

LOSS OF THE SERVICES OF KEY MANAGEMENT PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

         Our success, in part, depends upon the continued services of Dean J. Yimoyines, M.D., who is our chairman, president and chief executive officer. We believe that the loss of the services of Dr. Yimoyines could have a material adverse effect on our business, financial condition and results of operations. We have an employment agreement with Dr. Yimoyines having a three year term, subject to certain early termination provisions, which is renewable for subsequent terms.

LASER VISION CORRECTION MAY NOT ACHIEVE BROAD MARKET ACCEPTANCE.

         The profitability and expansion of our Laser Correction and Professional Services division may be materially adversely affected if laser vision correction is not accepted by consumers. We cannot be certain that laser vision correction will become more widely accepted by the general public as an alternative to existing methods of treating refractive vision disorders, i.e., principally nearsightedness, farsightedness and astigmatism. Several factors may inhibit laser vision correction from achieving broad market acceptance, including:

         o the cost, particularly since laser vision correction patients are generally billed directly and not reimbursed by third party payors;

         o the effectiveness of alternative methods of correcting refractive vision disorders, including contact lenses and eye glasses;

         o concerns about safety and effectiveness, including uncertainty about long-term side-effects;

         o    general resistance to surgery; and

         o unfavorable publicity involving laser vision correction procedures.

NEW TECHNOLOGICAL ADVANCES MAY MATERIALLY ADVERSELY AFFECT OUR GROWTH STRATEGY.

         New technological advances in the treatment of vision disorders that are comparable or superior to laser vision correction could materially harm our growth strategy. If such advances become readily available and accepted, we may have to quickly make adjustments to the OptiCare Laser Advantage(TM) program in order to remain competitive. We may not be able to make all necessary adjustments, and the adjustments could also require additional capital expenditures, which could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON LIMITED SOURCES OF EXCIMER LASERS AND RELATED PRODUCTS AND EQUIPMENT, SHORTAGES OF THESE PRODUCTS COULD HINDER OUR ABILITY TO INCREASE OUR PROCEDURE VOLUME.

         We currently use one laser supplier, Summit Technologies, Inc., for excimer lasers and related refractive-surgery equipment on the OptiCare Laser Advantage(Trademark) program. We plan to utilize other laser manufacturers for the program, but we have not yet executed any agreements with other manufacturers. If Summit became unable or unwilling to supply us with excimer lasers and the related equipment, to repair parts or to provide services, our business could be materially adversely affected. To our knowledge, only a few companies have been approved by the United States Food and Drug Administration for commercial sale of excimer lasers in the U.S. If any of these manufacturers were for any reason to discontinue commercial sale of ophthalmic lasers, or be unwilling or unable to meet our needs, we may not be able to equip our centers with the appropriate technology or operate the OptiCare Laser Advantage(Trademark) program.

IF WE FAIL TO NEGOTIATE PROFITABLE CAPITATED FEE ARRANGEMENTS, THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         Under some managed care contracts, known as "capitation" contracts, we or any other health care providers accept a fixed payment per member per month, whether or not a person covered by a managed care plan receives any services, but we are obligated to provide all necessary covered services to the patients covered under the agreement. Many of these contracts pass part of the financial risk of providing care from the payor, i.e., an HMO, health insurer, employee welfare plan or self-insured employer, to the provider. The growth of capitation contracts in markets which we serve could result in less certainty with respect to profitability and requires a higher level of actuarial acumen in evaluating such contracts. We do not know whether we will be able to continue to negotiate profitable arrangements on a capitated or other risk-sharing basis, or to pass the financial risks of providing care to other parties, or to accurately predict utilization or the costs of rendering services. In addition, changes in federal or state regulations of these contracts may limit our ability to transfer financial risks away from us. Any such developments could have a material adverse effect on our business, financial condition and results of operations.

WE MAY HAVE POTENTIAL CONFLICTS OF INTERESTS FROM RELATED PARTY TRANSACTIONS WHICH COULD RESULT IN CERTAIN OF OUR OFFICERS, DIRECTORS AND KEY EMPLOYEES HAVING INTERESTS THAT DIFFER FROM US AND OUR STOCKHOLDERS.

         There are contractual agreements between us and entities owned or controlled by several of our officers, directors and key employees, which agreements could create the potential for possible conflicts of interests for such individuals.

A WRITE-OFF OF INTANGIBLE ASSETS WOULD ADVERSELY AFFECT OUR RESULTS OF
OPERATIONS.

         At December 31, 1999, intangible assets represented approximately 49% of total assets. The intangible asset value represents the excess of cost over the fair value of the separate tangible net assets acquired in various transactions. If, in the future, we determine that our unamortized intangible assets have suffered an impairment which requires us to write off a large portion of unamortized intangible assets due to a change in events or circumstances, this write-off would significantly reduce our total assets, may place us in default under the terms of our credit facility, and we would incur a substantial charge to earnings.

INDUSTRY RISKS

HEALTH CARE COST CONTAINMENT AND LOWER REIMBURSEMENT TRENDS MAY IMPAIR PROFITS.

         A portion of the revenues received by our eye care and retail optical providers are derived from government-sponsored health care programs and private third-party payors. The health care industry has experienced a trend toward cost containment as government and private third-party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. We believe that these trends may result in a reduction from historical levels in per patient revenue received by the eye care providers.

HEALTH CARE REGULATIONS OR HEALTH CARE REFORM INITIATIVES COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         We are subject to extensive federal and state governmental regulation and supervision, including:

         o    anti-kickback statutes;

         o    self-referral laws;

         o insurance and licensure requirements associated with our managed care business;

         o    civil false claims acts;

         o    corporate practice of medicine restrictions;

         o    fee-splitting laws;

         o    facility license requirements and certificates of need;

         o regulation of medical devices, including laser vision correction and other refractive surgery procedures.

         o    FTC guidelines for marketing laser vision correction.

         We cannot assure you that these laws and regulations will not change or be interpreted in the future either to restrict or adversely affect our business activities or relationships without eye care providers. In addition, federal and state governments are currently considering various types of health care initiatives and comprehensive revisions to the health care and health insurance systems. Some of the proposals under consideration, or others that may be introduced, could, if adopted, have a material adverse effect on our business, financial condition and results of operations.

THE NATURE OF OUR BUSINESS COULD SUBJECT US TO POTENTIAL MALPRACTICE, PRODUCT LIABILITY AND OTHER CLAIMS.

         The provision of eye care services entails the potentially significant risk of physical injury to patients and an inherent risk of potential malpractice, product liability and other similar claims. Our insurance may not be adequate to satisfy claims or protect us or our affiliated eye care providers, and this coverage may not continue to be available at acceptable costs. A partially or completely uninsured claim against us could have a material adverse effect on our business, financial condition and results of operations.

MANAGED CARE COMPANIES FACE INCREASING THREATS OF PRIVATE-PARTY LITIGATION, INCLUDING CLASS ACTIONS, OVER THE SCOPE OF CARE THAT THE MANAGED CARE COMPANIES MUST PAY FOR.

         Recently, several large national managed care companies have been the target of class action lawsuits alleging fraudulent practices in the determination of health care coverage policies for their beneficiaries. Such lawsuits have, thus far, been aimed solely at full service managed care plans and not companies that specialize in specific segments, such as eye care. We cannot assure that private party litigation, including class action suits, will not target us in the future, or that we will not otherwise be affected by such litigation.

LITIGATION IN THE MEDICAL DEVICE INDUSTRY MAY IMPAIR OUR ABILITY TO PROVIDE EYE CARE PROFESSIONALS WITH NECESSARY EQUIPMENT.

         The medical device industry, including the eye-related laser equipment sector, has experienced significant litigation in the U.S. regarding patents and proprietary rights. Any future litigation that relates to equipment we use at our ambulatory surgical centers and eye care centers may impair our ability to obtain and provide access to this equipment.

         On December 7, 1999, the U.S. International Trade Commission issued a preliminary ruling that patents for vision correction lasers sold by Nidek, a manufacturer of excimer lasers, do not infringe upon certain commercial rights of VISX, Inc., a manufacturer of laser machines. This ruling, if it becomes final and is upheld, may result in downward pressure on prices of excimer lasers, which may lower the cost of laser equipment after we have invested in it at higher prices. This in turn may enable our competitors to compete with us on the basis of price and may reduce or eliminate our gross margins.

OTHER RISKS

YOU MAY BE DILUTED IN THE FUTURE IF WE ISSUE STOCK TO FINANCE WORKING CAPITAL, ACQUISITIONS OR OTHER NEEDS.

         We may in the future determine that we need additional funding for expansion of our laser correction surgery business, for general working capital, or for other needs for capital. We may in the future want to issue common stock or other securities convertible into common stock to raise cash needed for working capital or to make acquisitions including, but not limited to, the issuance of shares in connection with the transactions contemplated by the proposed acquisition of Vision Twenty-One, Inc.

THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD EFFECT THE STOCKHOLDERS' RETURN ON INVESTMENT.

         The market price of our common stock has been subject to significant fluctuations, and we expect it to continue to be subject to such fluctuations. We believe the reasons for these fluctuations include the relatively thin level of trading in our stock, and the relatively low public float. Therefore, variations in financial results, announcements of material events by us or our competitors which could affect the price of our common stock, our quarterly operating results, changes in general conditions in the economy or the health care industry, or other developments affecting us or our competitors, could cause the market price of the common stock to fluctuate substantially. The equity markets have on occasion experienced significant price and volume fluctuations that have affected the market prices for many companies' securities, and sometimes such fluctuations have been unrelated to the operating performance of these companies.

OUR BOARD OF DIRECTORS HAS THE AUTHORITY TO ISSUE PREFERRED STOCK, WHICH COULD DETER TAKEOVER BIDS EVEN IF THOSE BIDS ARE IN THE STOCKHOLDERS' BEST INTERESTS.

         We have 5,000,000 shares of authorized preferred stock, of which 418,803 shares of non-voting convertible preferred stock have been issued to Bank Austria AG or its affiliate in connection with the credit facility. The balance of approximately 4,500,000 authorized shares of preferred stock could be issued to third parties selected by management or used as the basis for a stockholders' rights plan, which could have the effect of deterring potential acquirers. The ability of the Board of Directors to establish the terms and provisions of different series of preferred stock could discourage unsolicited takeover bids from third parties even if those bids are in the stockholders' best interests.

WE ARE RESTRICTED BY CONTRACT FROM PAYING DIVIDENDS AND, AS SUCH, YOUR RETURN ON INVESTMENT ON OUR COMMON STOCK WILL MOST LIKELY DEPEND ONLY UPON THE APPRECIATION IN THE PRICE OF THE COMMON STOCK.

         Our credit facility places certain restrictions on the future payment of dividends. Furthermore, we currently intend to retain all future earnings for the operation and expansion of our business, and, accordingly, we do not anticipate that any dividends will be declared or paid for the foreseeable future. Therefore, any return earned on an investment in our common stock in the foreseeable future, if any, will most likely depend upon the appreciation in the price of the common stock.

WE MAY NOT BE ABLE TO MAINTAIN THE LISTING OF OUR COMMON STOCK ON THE AMERICAN STOCK EXCHANGE, AND PENNY STOCK RULES MAY APPLY TO THE SALE OF OUR COMMON STOCK, WHICH, IN EACH CASE, WOULD MAKE IT MORE DIFFICULT FOR STOCKHOLDERS TO DISPOSE OF OUR COMMON STOCK.

         Our common stock is listed on the American Stock Exchange. We cannot guarantee that it will always be listed. The American Stock Exchange rules for continual listing include stockholders' equity requirements, which we may not meet if we experience losses, and market value requirements, which we may not meet if the price of the common stock declines.

         If our common stock is delisted from the American Stock Exchange, trading in our common stock would be conducted, if at all, in the over-the-counter market. This would make it more difficult for stockholders to dispose of their common stock and more difficult to obtain accurate quotations on our common stock. This could have an adverse effect on the price of the common stock. There are separate rules regulating broker-dealers who trade on behalf of customers in unlisted stocks. These rules require broker-dealers to sell common stock only to established customers and accredited investors (generally defined as investors with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse), to make special suitability determinations about the purchasers, and to receive the purchaser's written consent to the transaction prior to sale. The effect of these requirements may be to limit the ability or incentive of broker-dealers to sell our common stock.

         The Securities and Exchange Commission has adopted regulations that define "penny stock" to include common stock that has a market price of less than $5.00 per share, subject to certain exceptions. These rules include the following requirements:

         o Broker-dealers must deliver, prior to the transaction, a disclosure schedule prepared by the SEC relating to the penny stock market.

         o Broker-dealers must disclose the commissions payable to the broker-dealer and its registered representative.

         o Broker-dealers must disclose current quotations for the securities.

         o If a broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.

         o A broker-dealer must furnish its customers with monthly statements disclosing recent price information for all penny stocks held in the customer's account and information on the limited market in penny stocks.

         Many securities listed on the American Stock Exchange would be covered by the definition of penny stock, but transactions in a security listed on the American Stock Exchange are exempt from such rules (except the "sole market-maker" provision mentioned in point (d) above) if:

         o    the issuer has $2,000,000 in tangible assets,

         o    the customer is an institutional accredited investor, and

         o    the transaction is not recommended by the broker-dealer.

         These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

                           FORWARD-LOOKING STATEMENTS

         We believe that it is important to communicate our expectations to our investors. Accordingly, this prospectus contains discussion of events or results that have not yet occurred or been realized. Certain of the matters discussed concerning our operations, economic performance, financial condition, including in particular statements regarding our financial prospects, our ability to manage and grow our business, our ability to expand our laser vision correction business, statements regarding industry trends, financing plans, growth and operating strategies, our ability to recruit and retain eye care providers, our ability to expand our managed care business, and the impact of government regulations, are areas, among others, which include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as, "expects", "anticipates", "intends", "plans", "believes", "estimates" and similar expressions are forward-looking statements. You should read forward-looking statements carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other expectations of future performance.

         Please do not place unjustified or excessive reliance on any forward looking statements. The actions of current and potential new competitors, changes in technology, seasonality, business cycles and new regulatory or licensing requirements are factors that impact greatly upon strategies and expectations and are outside our direct control. There may be events in the future that we are not able to anticipate or accurately predict or control. The factors listed in the section captioned "Risk Factors", as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ from the expectations we express in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the section caption "Risk Factors" and elsewhere in this prospectus could materially adversely affect our business, financial condition and results of operations.

                              SELLING STOCKHOLDERS

         Set forth below is, as of March 24, 2000: (a) the name of each Selling Stockholder and his or her relationship to the Company during the past three years; (b) the number of shares of Common Stock that each Selling Stockholder beneficially owns (assuming that all options to acquire shares are exercisable within 60 days, although certain options actually vest over a period of time);
(c) the number of shares offered pursuant to this Prospectus by each Selling Stockholder (assuming that all options are fully exercisable); and (d) the amount and percentage of the Common Stock outstanding to be held by such Selling Stockholder after completion of the sale of Shares offered pursuant to this Prospectus. The Selling Stockholders are listed herein, whether or not they have a present intent to resell.

                                                                        NUMBER OF
                                                                        SHARES TO
                                                        NUMBER OF      BE ACQUIRED       NUMBER OF        PERCENTAGE OF
                                                         SHARES         UNDER THE          SHARES             COMMON
                                                      BENEFICIALLY       PLAN OR           TO BE           STOCK TO BE
                                                       OWNED PRIOR       PROGRAM        OWNED AFTER        OWNED AFTER
                             RELATION-SHIPS TO THE       TO THE        AND OFFERED      EXERCISE AND       EXERCISE AND
NAME OF SELLER                      COMPANY             OFFERING          HEREBY        THE OFFERING       THE OFFERING
--------------                      -------             --------          ------        ------------       ------------
Dean J. Yimoyines           Chairman of the            393,149(1)        611,450          249,925              2.0%
M.D.                        Board of Directors;
                            CEO and President

Steven L. Ditman            Executive Vice              38,488(2)        224,977           2,000                *
                            President; Chief
                            Financial Officer
                            and Director

Samuel B. Petteway          President of the            58,225(3)         63,828           50,443               *
                            Managed Care
                            Division

John F. Croweak             Director                      2,000           12,000           2,000                *

Gordon A. Bishop            President of the                0             25,000             0                  *
                            Buying Group
Carl Schramm                Director                        0             10,000             0                  *

----------------------

 *       Less than 1%
(1) Includes 249,825 shares of common stock held by Linda Yimoyines, wife of Dean J. Yimoyines, and 143,224 shares of common stock issuable upon the exercise of outstanding options. Excludes 468,226 shares of common stock which are issuable upon the exercise of outstanding options which are not currently exercisable.

(2) Includes 36,488 shares of common stock issuable upon the exercise of outstanding options held by Mr. Ditman. Excludes 186,489 shares of common stock which are issuable upon the exercise of outstanding options which are not currently exercisable.

(3) Includes 17,782 shares of common stock issuable upon the exercise of outstanding options held by Mr. Petteway. Excludes 46,046 shares of common stock which are issuable upon the exercise of outstanding options which are not currently exercisable.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders (or their pledgees, donees, transferees, or other successors in interest) from time to time may sell all or a portion of the Shares "at the market" to or through a marketmaker or into an existing trading market, in private sales, including direct sales to purchasers, or otherwise at prevailing market prices or at negotiated or fixed prices. By way of example, and not by way of limitation, the Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the seller may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the seller in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealer which purchases Shares as principal or any profits received on the resale of such Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         In order to comply with certain state securities law, if applicable, the Common Stock will not be sold in a particular state unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         Each Selling Stockholder will deliver a Prospectus in connection with the sale of the Shares.

                                    EXPENSES

         All expenses of this Offering, including the expenses of the registration of the Shares of Common Stock offered hereby, will be borne by the Company. It is estimated that the total amount of such expenses will not exceed $30,000.

                                 USE OF PROCEEDS

         The Company will receive no proceeds from the sale of the Shares of Common Stock by the Selling Stockholders, but will receive funds from the sale of stock to the Selling Stockholders, which funds will be used by the Company for working capital.

                                    LEGALITY

         Certain legal matters in connection with the securities offered hereunder will be passed upon for the Company by Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019.

                                     EXPERTS

         The consolidated financial statements of OptiCare Health Systems, Inc. (the "Company") as of December 31, 1999 and for the year then ended incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of PrimeVision Health, Inc. and subsidiaries at December 31, 1998 and 1997, and for each of the two years in the period ended December 31, 1998, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Prime's ability to continue as a going concern) appearing thereon, and are incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                           -------------------------

                                TABLE OF CONTENTS

                                                                           Page

INFORMATION...................................................................2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................4

THE COMPANY...................................................................5

RISK FACTORS.................................................................22

SELLING STOCKHOLDERS.........................................................32

PLAN OF DISTRIBUTION.........................................................33

EXPENSES ....................................................................34

USE OF PROCEEDS..............................................................34

LEGALITY ....................................................................34

EXPERTS  ....................................................................34

                               ------------------

         No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there have been no changes in the affairs of the Company since the date hereof.

                                     PART II

Item 3.  Incorporation of Documents by Reference

         The following documents have been filed by us with the Securities and Exchange Commission (the "Commission") are incorporated herein as of their respective dates in this Registration Statement by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

         2. The Company's Current Report on Form 8-K (Date of Event - February 10, 2000).

         3. The Company's Current Report on Form 8-K (Date of Event - March 2, 2000).

         4. The Company's description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on or about August 6, 1999 pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All of such documents are on file with the Commission. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this registration statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, employees, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Our certificate of incorporation and bylaws provide for the indemnification of or directors, officers and our other authorized representatives to the maximum extent permitted by the Delaware General Corporation Law, as may be amended (but in the case of such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than the law permitted the Corporation to provide prior to the Amendment) against all expense, loss and liability (including, without limitation, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees),actually and necessarily incurred or suffered by such person in connection with the defense of or as a result of such proceeding, or in connection with any appeal therein. Our certificate of incorporation and bylaws permit us to purchase insurance for the indemnification of directors, officers and employees to the full extent permitted by the Delaware General Corporation Law.

         The certificate of incorporation and bylaws provide that the right to indemnification conferred in the bylaws are contract rights and the certificate of incorporation includes the right to be paid by the corporation for expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires: the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this bylaw or otherwise.

         We have entered into indemnification agreements with each of our directors. These indemnification agreements provide for the indemnification by us of our directors for liability for acts and omissions as directors. We also currently maintain an executive liability insurance policy which provides coverage for our directors and officers. Under this policy, the insurer agreed to pay, subject to certain exclusions, for any claim made against any of our directors or officers for a wrongful act by any such director or officer. There is no pending litigation or proceeding involving any of our directors, officers, employees or agent as to which indemnification is being sought other than against Dean Yimoyines who is named as defendant in an action brought by several physicians employed by OptiCare, P.C. in January 1999 in the Connecticut Superior Court complaining of certain inducements that led them to affiliate with OptiCare Eye Health Centers.

Item 8.  Exhibits.

Number   Description
------   -----------

3.1 Certificate of Incorporation of Registrant, incorporated by reference to Exhibit 3.1 to the Registrant's Annual report on Form 10-KSB filed February 3, 1995.

3.2 Certificate of Amendment of the Certificate of Incorporation, dated as of August 13, 1999, as filed with the Delaware Secretary of State on August 13, 1999, incorporated by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K filed on August 30, 1999.

3.3 Amended and Restated By-laws of Registrant adopted March 27, 2000, incorporated by reference to Exhibit 3.3 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

3.4 Certificate of Designation with respect to the Registrant's Series A Convertible Preferred Stock, as filed with the Delaware Secretary of State on August 13, 1999, incorporated by reference to Exhibit 3.2 to Registrant's report on Form 8-K filed on August 30, 1999.

4.1      Performance Stock Program, incorporated herein by reference to Exhibit
         4.1 to the Registrant's Registration Statement on Form S-4, registration No. 333-78501, first filed on May 14, 1999, as amended.

4.2 Amended and Restated 1999 Employee Stock Purchase Plan, incorporated herein by reference to Exhibit 4.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

4.3 2000 Professional Employee Stock Purchase Plan, incorporated by reference to Exhibit 4.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

5.1      Opinion of Kane Kessler, P.C.

23.1     Consent of Kane Kessler, P.C. (included in Exhibit 5.1)

23.2     Consent of Deloitte & Touche LLP

23.3     Consent of Ernst & Young LLP

24.1     Power of Attorney (contained on the signature page hereto)

Item 9.  Undertakings.

    A.   The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterbury, State of Connecticut, on April 7, 2000.

                                      OPTICARE HEALTH SYSTEMS, INC.

                                      By: /s/ Steven L. Ditman
                                          -------------------------
                                          Name:  Steven L. Ditman
                                          Title: Executive Vice President and
                                                 Chief Financial Officer

         We, the undersigned officers and directors of OptiCare Health Systems, Inc., and each of us, do hereby constitute and appoint Dean J. Yimoyines and Steven L. Ditman, or any of them, our true and lawful attorneys and agents, each with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors or officers and to execute any and all instruments for us and in our names in the capacities listed below, which attorneys and agents, or any of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with the Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue thereof.

               Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                  Title                                Date
---------                  -----                                ----

/s/ Dean J. Yimoyines      Director, Chairman of the Board,     March 27, 2000
-------------------------  Chief Executive Officer and
Dean J. Yimoyines, M.D.    President (Principal Executive
                           Officer)

/s/ Steven L. Ditman       Director, Executive Vice             March 28, 2000
-------------------------  President and Chief Financial
Steven L. Ditman           Officer (Principal Financial and
                           Accounting Officer)

/s/ Martin E. Franklin     Director                             March 27, 2000
-------------------------
Martin E. Franklin

/s/ Ian G.H. Ashken        Director                             March 27, 2000
-------------------------
Ian G. H. Ashken

/s/ Allan L.M. Barker      Director                             March 27, 2000
-------------------------
Allan L.M. Barker

                           Director                             March __, 2000
-------------------------
John F.  Croweak

/s/ Carl J. Schramm        Director                             March 27, 2000
-------------------------
Carl J. Schramm

                                  EXHIBIT INDEX

                                   DESCRIPTION

THE FOLLOWING DOCUMENTS ARE INCORPORATED BY REFERENCE:

3.1 Certificate of Incorporation of Registrant, incorporated by reference to Exhibit 3.1 to the Registrant's Annual report on Form 10-KSB filed February 3, 1995.

3.2 Certificate of Amendment of the Certificate of Incorporation, dated as of August 13, 1999, as filed with the Delaware Secretary of state of August 13, 1999, incorporated by reference to Exhibit 3.1 to Registrant's report on Form 8-K filed on August 30, 1999.

3.3 Amended and Restated By-laws of Registrant adopted March 27, 2000 incorporated by reference to Exhibit 3.3 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

3.4 Certificate of Designation with respect to the Registrant's Series A Convertible Preferred Stock, as filed with the Delaware Secretary of State on August 13, 1999, incorporated by reference to Exhibit 3.2 to Registrant's report on Form 8-K filed on August 30, 1999.

4.1      Performance Stock Program, incorporated herein by reference to Exhibit
         4.1 to the Registrant's Registration Statement on Form S-4, registration no. 333-78501, first filed on May 14, 1999, as amended.

4.2 Amended and Restated 1999 Employee Stock Purchase Plan, incorporated herein by reference to Exhibit 4.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

4.3 2000 Professional Employee Stock Purchase Plan, incorporated by reference to Exhibit 4.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

THE FOLLOWING DOCUMENTS ARE FILED HEREWITH:

PAGE

5.1 Opinion of Kane Kessler, P.C. regarding the legality of the Common Stock being registered

23.1     Consent of Kane Kessler, P.C. (included in Exhibit 5.1)

23.2     Consent of Deloitte & Touche LLP

23.3     Consent of Ernst & Young LLP

24.1     Power of Attorney (included in the signature page hereto)